UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

April 27, 2018

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Barrett Business Services, Inc., to be held at 1:00 p.m., Pacific Time, on Wednesday, May 30, 2018, at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662.

Matters to be presented for action at the meeting include the election of directors, an amendment to our Charter to permit our stockholders to amend our Bylaws, and an advisory vote to approve our executive compensation program. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

We look forward to speaking with those of you who are able to attend the meeting in person. Whether or not you can attend, please sign, date, and return your proxy as soon as possible, or follow the instructions for telephone or Internet voting on the accompanying proxy. If you do attend the meeting and wish to vote in person, you may revoke your proxy and vote personally.

Sincerely,

Michael L. Elich
President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 30, 2018

You are invited to attend the annual meeting of stockholders (the "Annual Meeting") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be held at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662, on Wednesday, May 30, 2018, at 1:00 p.m., Pacific Time.

Only stockholders of record at the close of business on April 17, 2018, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of directors;
2.	Amendment of our Charter to permit our stockholders to amend our Bylaws;
3.	An advisory vote to approve our executive compensation; and
4.	The transaction of any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or follow the instructions on the proxy for telephone or Internet voting, to avoid the expense of further solicitation. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

Gary E. Kramer
Secretary

Vancouver, Washington

April 27, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2018:

The proxy statement for the 2018 annual meeting of stockholders and 2017 annual report to stockholders are available at http://shareholdermaterial.com/bbsi

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be voted at the annual meeting of stockholders to be held on May 30, 2018 (the "Annual Meeting"), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on approximately April 27, 2018.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Items 1, 2, and 3 in the accompanying Notice of Annual Meeting of Stockholders.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the firm that holds your shares will not be authorized to vote your shares (known as a "broker non-vote") on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers. The action items being submitted to a vote at the Annual Meeting are not routine items. We encourage you to return your proxy promptly, or follow the instructions for telephone or Internet voting on the proxy, even if you plan to attend the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the Annual Meeting and voting in person. The mailing address of the Company’s principal executive offices is 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions included with this proxy statement on how to vote your shares and, if necessary, how to change or revoke your voting instructions.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or email by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 17, 2018, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had ____________ shares of Common Stock, $.01 par value ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

ITEM 1 – ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number fixed at seven. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Provided that a quorum is present at the Annual Meeting, a nominee will be elected if the nominee receives the affirmative vote of a majority of the total votes cast on his election (that is, the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Each of our director nominees is currently serving on the Board. Even if a nominee who is currently serving as a director is not re-elected, Maryland law provides that the director would continue to serve on the Board as a "holdover director." But under our Bylaws, if stockholders do not re-elect a director, the director is required to submit his resignation to the Board. In that event, our Nominating and Governance Committee (the "Nominating Committee") would recommend to the Board whether to accept or reject the resignation. The Board would then consider and act on the Nominating Committee's recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date that the election results were certified.

A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to vote "against" or to "abstain" from voting on one or more nominees. Shares not represented in person or by proxy at the Annual Meeting, shares voted to "abstain," and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of stockholders and his successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and ages as of April 1, 2018. All nominees for election as directors are current Board members.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Co-founder, Portal Capital, an investment management company	59	2000

Thomas B. Cusick	Executive Vice President and Chief Operating Officer of Columbia Sportswear Company, an outdoor apparel, footwear, accessories, and equipment company listed on the Nasdaq Global Select Market	50	2016

Michael L. Elich	President and Chief Executive Officer of the Company	53	2011

James B. Hicks, Ph.D.	Professor of Research in Biological Sciences, University of Southern California	71	2001

Jon L. Justesen	Co-owner and Chief Executive Officer of Justesen Ranches located in eastern Oregon	66	2004

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio, an investment management firm	79	1993

Vincent P. Price	Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit health insurance corporation	54	2017

The Nominating Committee evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enables it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes and skills of each director of the Company, including his business experience during the past five years, are described below.

Thomas J. Carley has acted as principal of Portal Capital, an investment management company that he co-founded, since July 2006, with responsibility for all of Portal Capital’s financial duties. He served as the Company’s interim Principal Financial and Accounting Officer from March 4, 2016 until August 10, 2016, and remained an employee of the Company through August 31, 2016. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in Accounting and Finance, and an A.B. degree in Economics and Classics from Dartmouth College. He is also a director of Urth Organic Corporation, a distributor of organic agricultural products.

Mr. Carley brings financial expertise to the Company and the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse & Co., now known as PricewaterhouseCoopers LLP, as well as President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years in the 1990’s. He is chair of the Board’s Risk Management Committee created in January 2017.

Thomas B. Cusick has served as Executive Vice President and Chief Operating Officer of Columbia Sportswear Company, an outdoor and active lifestyle apparel and footwear company listed on the Nasdaq Global Select Market, since July 2017. He previously served as Columbia’s Executive Vice President and Chief Financial Officer from 2015 until 2017. He was promoted to Chief Financial Officer in 2009 and served as Vice President, Corporate Controller and Chief Accounting Officer of Columbia from 2002 until 2009. Prior to joining Columbia, Mr. Cusick spent seven years with Cadence Design Systems, Inc. (and OrCAD, a company acquired by Cadence in 1999), a public company that develops system design enablement solutions, and certain of its subsidiaries. He began his career at the public accounting firm of KPMG, LLP. He received a B.S. degree in accounting from the University of Idaho.

Mr. Cusick brings financial expertise to the Board through his experience as an executive officer of a public company, his work with public company audit committees, and as a certified public accountant. He is chair of the Board’s Audit and Compliance Committee.

Michael L. Elich joined the Company in October 2001 as Director of Business Development. He was appointed Vice President and Chief Operating Officer in May 2005. He was appointed interim President and Chief Executive Officer in January 2011 upon the death of William W. Sherertz. Effective February 17, 2011, Mr. Elich was elected to the Board and his position as President and Chief Executive Officer was confirmed. From 1995 to 2001, Mr. Elich served as Executive Vice President and Chief Operating Officer of Skills Resource Training Center, a staffing services company with offices in Oregon, Washington and Idaho that was later acquired by the Company in 2004. Mr. Elich graduated from Montana State University with a B.S. degree in Economic Science. He is a member of Tournament Golf Foundation, a non-profit organization that has donated more than $14 million to children’s charities since its inception in 1972.

Mr. Elich brings to the Board his deep knowledge of the Company’s operations and industry and significant management experience.

James B. Hicks, Ph.D., has been Professor of Research in Biological Sciences at the University of Southern California since 2014. From 2004 until 2016, Dr. Hicks was Professor of Biomedical Research at Cold Spring Harbor Laboratory in New York. He is a co-founder and director of Virogenomics, Inc., a private biotechnology company located in the Portland, Oregon metropolitan area, for which he previously served as Chief Technology Officer. Dr. Hicks was a director of AVI BioPharma, Inc. (now Sarepta Therapeutics, Inc.), from 1997 until October 2007 and a member of AVI BioPharma, Inc.’s audit committee and chair of its compensation committee. Between 1990 and 2006, Dr. Hicks co-founded five biotech or internet companies. He completed a postdoctoral program at Cornell University, received a Ph.D. from the University of Oregon, and received a B.A. degree from Willamette University.

Through his experience with other public companies, Dr. Hicks provides valuable business and financial insight to the Board. He is chair of the Board’s Compensation Committee.

Jon L. Justesen is co-owner and Chief Executive Officer of Justesen Ranches, which operates in four counties in two states. He is also owner and President of Buckhollow Ranch, Inc., and has 35 years of experience creating wealth as a private investor. During Mr. Justesen’s 40 plus years of successfully growing and managing agribusinesses in eastern Oregon, he has overseen operations involving timber, wheat and cattle production, property management and development, and resource-based recreational activities.

Mr. Justesen brings to the Board leadership and business management skills developed during his lifelong career managing substantial ranching operations. He also provides the Company with connections to potential customers through his personal network of business contacts developed in several geographic markets in which the Company operates. Mr. Justesen is chair of the Board’s Nominating Committee.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker was previously a director of First Federal Savings and Loan Association of McMinnville, Oregon and Oregon Mutual Insurance. He also serves on the board of two charitable organizations, MV Advancements, which provides employment, residential, and community services to clients with disabilities, and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University.

Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with respect to workers’ compensation and overseeing its captive insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight as a result of his public service as state treasurer and service on other corporate boards.

Vincent P. Price is Executive Vice President and Chief Financial Officer of Cambia Health Solutions, a nonprofit corporation headquartered in Portland, Oregon, and dedicated to transforming health care by creating a person focused and economically sustainable system through health insurance plans and related products and services. Mr. Price joined Cambia in 2009. Prior to joining Cambia, he spent 15 years as a senior finance executive with Intel Corporation, a leader in the design and manufacturing of advanced integrated digital technology platforms, followed by seven years as a consultant to start-up companies. He serves on the board of trustees of BCS Financial’s Plan Investment Fund and the Oregon Health Sciences University Foundation. He received his bachelor's degree in business from South Dakota State University. His Master of Business Administration is from Arizona State University.

Mr. Price brings his business, financial, and risk management experience as an executive officer of a large health care organization to the Board.

The Board recommends that stockholders vote FOR each of the nominees named above.

Litigation Involving Directors and Officers

As described below and in more detail in Item 3. "Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 (the "2017 Form 10-K"), the Company has been involved in certain legal proceedings that also may involve our directors and certain officers.

On June 17, 2015, a shareholder derivative lawsuit was filed against the Company, its then directors and certain of its officers and a former officer in the Circuit Court for Baltimore City, Maryland. The complaint alleges breaches of fiduciary duty, unjust enrichment and other violations of law and seeks recovery of various damages, as well as the proceeds of sales of Common Stock by certain of the Company's officers and directors in 2013 and 2014. The Company's motion to dismiss the lawsuit is pending.

The Company is continuing to cooperate with investigations into accounting and related issues brought by the Securities and Exchange Commission (the "SEC") and the U.S. Department of Justice.

We have indemnification agreements with each of our current directors and certain of our executive officers and a former officer, under which we are generally required to indemnify each such director or officer against expenses, including attorney fees, judgments, fines and settlements, arising from the claims described above (subject to certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services). For a more detailed discussion of indemnification of our directors and officers, see "Related Person Transactions" below.

Meetings and Committees OF THE BOARD OF DIRECTORS

The Board held six meetings in 2017. Each director attended at least 75% of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served during his respective periods of service in 2017.

The Company does not have a policy regarding directors' attendance at the Company's annual meeting of stockholders. All of the incumbent directors attended last year's annual meeting.

The Board has determined that Messrs. Carley, Cusick, Hicks, Justesen, Meeker, and Price are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. Roger L. Johnson, who served as a director of the Company until June 1, 2017, was also determined to be an independent director of the Company throughout his term as a director.

Board Leadership Structure

Michael L. Elich has served as the Company's Chief Executive Officer since January 20, 2011, and as a director since February 17, 2011. Anthony Meeker, a long-time outside director of the Company, serves as Chairman of the Board. Mr. Meeker is an ex officio member of each Board committee of which he is not a voting member.

Each of our directors other than Mr. Elich, including each member of the Board’s audit, nominating and compensation committees, is an independent director under the Nasdaq listing rules. The outside directors also meet at least two times per year in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that its leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company and its stockholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company's management is responsible for identifying, assessing and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes. The Board, either as a whole or through the Audit Committee, the Risk Management Committee, and other Board committees, periodically discusses with management strategic and financial risks associated with the Company's operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee (the "Audit Committee") focuses on financial and enterprise risk and, through discussions by the Committee or its Chair with management and the Company’s independent registered public accounting firm, oversees the Company's policies and practices with respect to risk and particular areas of risk exposure. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company's compliance and ethics programs. The Nominating Committee oversees the functioning of the Board and its committees, the Company's corporate governance practices, and succession planning for the Company's executive positions. The Compensation Committee monitors the Company's incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk. The Risk Management Committee oversees the Company's workers' compensation insurance and other insured and self-insured risks, as well as risks associated with the Company's investment portfolio and information technology.

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally-permitted non-audit services provided by the Company's independent registered public accounting firm (the "independent auditors"), makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, and the quality of financial reporting. The Audit Committee also oversees the Company's Code of Business Conduct and Code of Ethics for Senior Financial Officers. It reviews for potential conflicts of interest, and determines whether or not to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company's annual proxy statement. The Audit Committee held five meetings in 2017.

The current members of the Audit Committee are Messrs. Cusick (chair), Meeker, and Hicks. The Board has determined that Thomas B. Cusick is qualified to be an "audit committee financial expert" as defined by the SEC's rules under the Securities Exchange Act of 1934 (the "Exchange Act"). The Board has also determined that each current member of the Audit Committee meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the SEC under the Exchange Act and in listing standards applicable to companies listed on The Nasdaq Stock Market. The Audit Committee's activities are governed by a written charter, a copy of which is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section.

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries and other forms of compensation to be paid to executive officers, including decisions to grant stock options and other stock-based awards. The current members of the Compensation Committee are Dr. Hicks (chair) and Messrs. Cusick and Justesen, each of whom is "independent" as defined in Rule 5605(a)(2) and Rule 5605(d)(2)(A) of the listing standards for companies listed on The Nasdaq Stock Market. The Compensation Committee held seven meetings in 2017.

The Compensation Committee's responsibilities are outlined in a written charter, a copy of which is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section. The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and directors. Its specific duties include reviewing the Company's cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company's compensation policies and practices, the Compensation Committee has considered whether the Company's compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company's compensation program is not likely to have that effect.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and may make recommendations to the Compensation Committee regarding salary adjustments, stock-based awards and the selection, target amounts and satisfaction of performance goals for cash and stock incentive awards. The Compensation Committee is responsible for annually evaluating the CEO's performance and establishing his base salary and incentive compensation. The Company's Chief Financial Officer may attend meetings of the Compensation Committee at the invitation of the Committee chair to provide information relevant to the Committee's determination of the satisfaction of corporate performance goals tied to cash and stock incentive compensation and the development of appropriate corporate performance targets for future awards of incentive compensation, as well as financial and accounting issues associated with the Company's executive compensation program. The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers. During 2017, the Compensation Committee considered and approved a nonqualified deferred compensation plan and related Rabbi trust prepared by the Company's principal bank lender at the request of the Company's CEO and CFO, as well as automatic awards of restricted stock units proposed by the Company's CEO and CFO in lieu of a Company matching contribution to the plan.  If present at a Compensation Committee meeting, the CEO and CFO are each excused during discussions of his compensation.

The Compensation Committee also administers the Company's stock incentive plans. The Compensation Committee, as it deems appropriate and as permitted by applicable law, may delegate its responsibilities to a subcommittee under the Company's 2015 Stock Incentive Plan, which was approved at the 2015 annual meeting of stockholders. The Compensation Committee has delegated authority, within specified limits, to the CEO to make stock-based awards in his discretion to corporate and branch personnel who are not executive officers.

Under its charter, the Compensation Committee has the sole authority to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. For several years, the Compensation Committee has engaged Mercer, a nationally recognized compensation consultant, to assist the committee in structuring and implementing the Company's executive compensation program. The Compensation Committee solicited information from Mercer regarding any potential conflicts of interest prior to each engagement and determined that no conflicts existed.

In the fall of 2016, the Compensation Committee requested that Mercer update its analysis of the Company's peer group, as discussed in greater detail under "Executive Compensation--Compensation Discussion and Analysis" below.  Also at the Compensation Committee's request, in December 2016, Mercer performed an assessment of the Company's compensation program for non-employee directors compared to the Company's peer group; the Committee reviewed Mercer's analysis in approving changes to the director compensation program effective July 1, 2017.  The Compensation Committee also requested Mercer's advice on certain technical issues regarding the structure of awards of restricted stock units to the Company's executive officers and directors.

Compensation Committee Interlocks and Insider Participation

Dr. Hicks and Messrs. Cusick and Justesen served on the Compensation Committee during 2017. A former director, Roger L. Johnson, served on the Compensation Committee until January 6, 2017. During 2017, none of the Company's executive officers served on the board of directors of any entity whose directors or officers serve on the Compensation Committee.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining and evaluating the composition of the Board and its committees. The Nominating Committee is also responsible for developing corporate governance policies, principles and guidelines for the Company and succession planning with respect to the Company's executive officers. The current members of the Nominating Committee are Messrs. Justesen (chair), Carley, and Price.  The Nominating Committee held one meeting in 2017.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section.

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider:

•	The candidate’s ability to commit sufficient time to the position;
•	Professional and educational background that is relevant to the financial, regulatory, industry and business environment in which the Company operates;
•	Demonstration of ethical behavior;
•	Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and
•	The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

While the Board has not adopted a formal policy with respect to the consideration of diversity in identifying director nominees, the Nominating Committee believes it is important that the Board as a whole represent a diversity of backgrounds, experience, gender and race.  Accordingly, the Nominating Committee has committed to continue its search for women and minority candidates to include in the pool from which future Board members will be chosen.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating Committee may poll current directors for suggested candidates or engage an executive search firm when called upon to identify new director candidates, because of a vacancy or a decision to expand the Board. Messrs. Cusick and Price were appointed to the Board following interviews by committee members of several individuals identified by a national search firm engaged by the Nominating Committee in 2015 to assist in identifying and evaluating potential candidates.

The Nominating Committee will also consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o Corporate Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

Risk Management Committee

The Risk Management Committee is responsible for oversight of the Company's enterprise-wide risk management program.  The committee monitors the Company’s activities with regard to insurance risks; financial risks, including business models, interest rates, liquidity and the Company's investment portfolio; and technology risks, including information security and cyber defense mechanisms. The Risk Management Committee held four meetings in 2017. Its current members are Messrs. Carley (chair), Meeker, and Price.

DIRECTOR COMPENSATION FOR 2017

The following table summarizes compensation paid to the Company’s outside directors for services during 2017. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2017.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Thomas J. Carley	$66,042	$62,446	$—	$128,488
Thomas B. Cusick	$70,833	$98,482	$—	$169,315
James B. Hicks, Ph.D.	$74,062	$62,446	$—	$136,508
Roger L. Johnson	$32,187	$—	$—	$32,187
Jon L. Justesen	$67,813	$62,446	$—	$130,259
Anthony Meeker	$110,938	$62,446	$—	$173,384
Vincent Price	$63,021	$87,482	$—	$150,503

(1)

Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. From January through June of 2017, the annual retainer was $50,000 for each outside director other than the Chairman of the Board, whose annual retainer was $90,000. As of July 2017, the annual retainer increased to $60,000 for each outside director other than the Chairman of the Board, whose annual retainer increased to $100,000. Throughout 2017, committee chairs and committee members received annual retainers as follows: Audit Committee, $15,000 and $7,500; Compensation Committee, $10,000 and $5,000; Risk Management Committee, $10,000 and $5,000; and Nominating Committee, $7,500 and $3,750.

(2)

Reflects the grant date fair value of 1,090 restricted stock units ("RSUs") (1,719 for Mr. Cusick and 1,527 for Mr. Price) based on the closing share price as of the grant date, July 1, 2017, of $57.29 per share. Each RSU represents a contingent right to receive one share of the Company’s Common Stock. The RSUs vest in three equal annual installments beginning on July 1, 2018, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date.

(3)

At December 31, 2017, the Company’s outside directors held RSUs as follows: Mr. Carley, 1,987 shares; Mr. Cusick, 1,719 shares; Dr. Hicks, 2,929 shares; Mr. Justesen, 2,929 shares; Mr. Meeker, 3,871 shares; and Mr. Price, 1,527 shares. Also as of that date, the Company’s outside directors held stock options as follows: Mr. Carley, 15,875 shares; Dr. Hicks, 13,875 shares; Mr. Justesen, 9,000 shares; and Mr. Meeker, 8,000 shares.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics"), which is applicable to the Company's principal executive officer, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company's Code of Business Conduct, which is generally applicable to all of the Company's directors, officers, and employees. The Code of Business Conduct is available on the Company's website at www.barrettbusiness.com in the "Investor Relations" section.

Background and Experience of Executive Officers

In addition to Mr. Elich, whose background information is presented above under "Background and Qualifications of Directors," Gary E. Kramer, Gregory R. Vaughn, Gerald R. Blotz, and Heather E. Gould currently serve as executive officers of the Company.

Gary E. Kramer, age 38, joined the Company on August 1, 2016, as Vice President – Finance and serves as the Company’s Chief Financial and Accounting Officer. Prior to joining the Company, Mr. Kramer served as Senior Vice President for Global Services at Chubb Limited (formerly ACE Limited) beginning in 2013. In this role, Mr. Kramer led the Global Services team to support the growth of multinational businesses and meet the complex underwriting and servicing needs of large multinational customers. He also oversaw the delivery of sophisticated risk management products, programs, and services through all lines of business underwritten for global programs of U.S.-based companies. Between 2004 and 2013, Mr. Kramer held a variety of positions within the ACE Group companies, including Divisional Financial Officer of ACE Financial Solutions, Inc., and Senior Financial Analyst with ACE North America. Other positions held by Mr. Kramer during his career include Senior Accountant at Admiral Insurance Company from 2002 until 2004, and Treasury Analyst at Kimble Glass from 2000 until 2002.

Gregory R. Vaughn, age 62, has served as an officer of the Company since 1998. He joined the Company in July 1997 as Operations Manager. Mr. Vaughn was appointed Vice President in January 1998 and Chief Administrative Officer in February 2012. He was promoted to Chief Operating Officer-Corporate Operations in May 2014. Prior to joining the Company, Mr. Vaughn was Chief Executive Officer of Insource America, Inc., a privately-held human resource management company headquartered in Portland, Oregon, for approximately one year. Mr. Vaughn has also held senior management positions with Sundial Time Systems, Inc., and Continental Information Systems, Inc. Previously, Mr. Vaughn was employed as a technology consultant by Price Waterhouse & Co.

Gerald R. Blotz, age 48, joined the Company in May 2002 as Area Manager of the San Jose branch office. Mr. Blotz was promoted to Vice President, Chief Operating Officer-Field Operations in May 2014. Prior to joining the Company, Gerald was President and Chief Operating Officer of ProTrades Connection, where he was instrumental in building ProTrades to 44 offices in four states.

Heather E. Gould, age 44, joined the Company in March 2012 as Director of Marketing. In March 2015, she was promoted to Executive Director of Strategic Alignment. Then, in January 2017, she was promoted to Vice President and Chief Strategy Officer. Before joining the Company, Ms. Gould was Account Director at HMH Agency, an integrated communications agency in Portland, Oregon. During her 22-year career, Ms. Gould has held various positons in advertising, brand strategy and marketing with multiple creative agencies, including Deutsch LA, Arnold Worldwide and WireStone, as well as a number of smaller agencies. During that time, she led and collaborated on multiple business-to-business and consumer-facing initiatives for clients such as Apple, Intel, HP, Kaiser Permanente, Mitsubishi Motors, Volkswagen and the National Australia Bank.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 1, 2018, by each director, by each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below, and by all current directors and executive officers of the Company as a group. In addition, it provides information, including names and addresses, about each other person or group known to the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Five Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
JPMorgan Chase & Co.(2)	617,781	8.2%
Capital World Investors (3)	580,000	7.7%
BlackRock, Inc.(4)	439,732	5.8%

Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership(1)	Percent
Gerald R. Blotz	31,844	*
Thomas J. Carley (5)(6)	42,755	*
Thomas B. Cusick	—	—
Michael L. Elich	182,794	2.4%
Heather E. Gould	3,675	*
James B. Hicks, Ph.D.	28,226	*
Jon L. Justesen	40,592	*
Gary E. Kramer	4,388	*
Anthony Meeker (6)	18,702	*
Vincent P. Price	—	—
Gregory R. Vaughn	143,779	1.9%
All current directors and executive officers as a group (11 persons)	496,755	6.6%

*	Less than 1% of the outstanding shares of Common Stock.

(1)

Includes 1,939 restricted stock units held by Mr. Blotz vesting on May 2, 2018, and options to purchase Common Stock exercisable within 60 days following April 1, 2018, as follows: Mr. Blotz, 16,250 shares; Mr. Carley, 7,750 shares; Mr. Elich, 90,625 shares; Dr. Hicks, 13,250 shares; Mr. Justesen, 8,375 shares; Mr. Meeker, 7,375 shares; Mr. Vaughn, 81,250 shares; and all current directors and executive officers as a group, 226,814 shares.

(2)

Based on information contained in the Schedule 13G amendment filed on January 16, 2018, by JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017, reporting sole voting power as to 542,860 shares and sole dispositive power as to 608,481 shares.

(3)

Based on information contained in the Schedule 13G  filed on February 14, 2018, by Capital World Investors, 333 South Hope Street, Los Angeles, California 90071, reporting sole voting and dispositive power as to 580,000 shares.

(4)

Based on information contained in the Schedule 13G amendment filed on January 29, 2018, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, reporting sole voting power as to 430,128 shares and sole dispositive power as to 439,732 shares.

(5)	Includes 3,002 shares owned by Mr. Carley's spouse.

(6)	Includes shares pledged as collateral for margin accounts with brokerage firms as follows: Mr. Carley, 28,003 shares; and Mr. Meeker, 600 shares.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy, which is applicable to the Company’s directors and executive officers, and prohibits them from directly or indirectly engaging in hedging against future declines in the market value of any Company securities through the purchase of financial instruments designed to offset such risk. Executive officers and directors who fail to comply with the policy are subject to Company-imposed sanctions, which may include a demotion in position, reduced compensation, restrictions on future participation in cash or equity incentive plans, or termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 "reporting persons," including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company's knowledge, based solely on a review of the copies of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC and written representations by the Company's directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2017 on a timely basis.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of BBSI common stock with a value equal to at least three times the regular annual cash retainer, currently $60,000, within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

The Board also adopted a policy on stock ownership for the Company's executive officers. Under the policy, executive officers will have five years from the later of July 1, 2016, and the date the officer is notified of his or her selection, to achieve and maintain ownership of shares of Common Stock with a value equal to at least three times the officer's annual base salary. Shares will be valued at the greater of the then current market price and the original purchase price. Until the minimum ownership level is reached, the officer is expected to retain at least 50 percent of the shares of Common Stock received upon exercise of an option or vesting of RSUs and performance shares, after payment of the exercise price and withholding and payroll taxes. Participants who are not in compliance will not be permitted to sell or dispose of shares, except as described in the preceding sentence, until they reach the required ownership level. The Nominating Committee may make an exception in its sole discretion in the case of financial hardship.

ITEM 2 - PROPOSAL TO AMEND THE COMPANY'S CHARTER

As is true of many public companies incorporated in Maryland, the Company's Charter (Articles of Incorporation) and Bylaws give the power to amend the Bylaws solely to the Board. These provisions have been in place since the Company's initial public offering in 1993. Under the statutes governing corporations in most other states, the stockholders must be given the power to amend the corporation's bylaws, typically along with the corporation's board of directors.

The Board's Nominating and Governance Committee has considered this issue and recommended to the Board that steps be taken to provide the Company's stockholders with the power to amend the Company's Bylaws concurrently with the Board.

Following further deliberation, the Board declared it to be advisable that the stockholders have the power to amend the Bylaws without Board action.  Giving the stockholders the power to amend the Bylaws requires an amendment to the Company's Charter. Accordingly, the Board unanimously recommends that you vote FOR the following resolution:

"RESOLVED, that Article VII of the Articles of Incorporation (Charter) of Barrett Business Services, Inc., be amended and restated in its entirety as follows:

"The bylaws of the Corporation may be amended or repealed, or new bylaws adopted, at any annual or special meeting of the stockholders by the affirmative vote of a majority of all shares of any class of stock entitled to vote at such meeting. The Board of Directors shall also have the authority to amend or repeal the bylaws, or adopt new bylaws, by the affirmative vote of a majority of the total number of directors then authorized, including any vacancies, and subject to the power of the stockholders to change or repeal such bylaws."

Under the proposed amendment to the Charter set forth in the foregoing resolution, the Board will also continue to have the power to amend the Bylaws. Adoption of an amendment to the Bylaws submitted by a stockholder will require the affirmative vote of a majority of the shares entitled to be voted at the stockholder meeting at which the proposal is considered.

If the Charter amendment is adopted at the Annual Meeting, the Board will cause the Charter amendment to be duly filed with the Secretary of State of the State of Maryland. The Board will also adopt similar language to amend and restate Article VII of the Company's Bylaws.

The resolution approving the Charter amendment set forth above will be deemed to be approved if it receives the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting, provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have the effect of a NO vote on the proposal.

The Board of Directors recommends that stockholders vote FOR Item 2 to amend the Company's Charter TO PERMIT STOCKHOLDERS TO AMEND THE BYLAWS.

  ITEM 3 – ADVISORY VOTE TO APPROVE COMPENSATION OF OUR EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2017 annual meeting, the Company's stockholders approved the Board's recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company's executive officers again this year. Unless the Board changes its policy, the next “say on pay” advisory vote will be held in 2019.

The Compensation Committee believes that executive compensation should align with the stockholders' interests, without encouraging excessive or unnecessary risk. This compensation philosophy and the program structure approved by the Compensation Committee are central to the Company's ability to attract, retain, and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail below under the subheading "Executive Compensation – Compensation Discussion and Analysis – Compensation Philosophy and Objectives." A detailed description of compensation paid to our named executive officers in 2017 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

"RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved. "

The above-referenced disclosures appear below under the heading "Executive Compensation" in this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the "Committee") has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals by the Company. The principles underlying our compensation policies are:

•	To attract, motivate, and retain high-quality executive officers;
•	To provide competitive compensation relative to compensation paid to similarly situated executives; and
•	To align the interests of executives with our overall risk profile to build long-term stockholder value.

At the 2017 annual meeting of stockholders, more than 97% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company's named executive officers. The Committee took this indication of support into consideration in reviewing the Company's executive compensation program. Our executive compensation program processes are consistent with those established by the Committee and are monitored by the Company’s finance functions.

2017 Executive Compensation Components. For the fiscal year ended December 31, 2017, the principal components of compensation for executive officers were:

•	Base salary;
•	Target annual cash incentive compensation, including both performance-based compensation and discretionary bonuses;
•	Grants of restricted stock units; and
•	Grants of performance share awards.

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries for executives in 2017, the Committee primarily considered:

•	The Committee’s analyses of competitive compensation practices, including available market data;
•	Scope of responsibilities, including leadership, experience, skills, expertise, and knowledge; and
•	Individual performance and contributions to the Company’s financial and strategic objectives.

In light of the analysis performed by Mercer in late 2016 to compare executive base salaries to the Company’s peer group, the Committee determined to increase executive base salary levels, effective January 1, 2017, as follows: Mr. Elich, 23.1% to $800,000; Mr. Vaughn, 25.0% to $500,000; and Mr. Blotz, 25.0% to $500,000. When Mr. Kramer was hired as the Company’s new CFO in August 2016, his annual salary level was set at $400,000, which the Committee determined should continue for 2017. When Heather Gould was promoted to Chief Strategy Officer in January 2017, her annual salary level was also set at $400,000.

Annual Cash Incentive Compensation

The Company's executive officers were eligible to receive annual cash bonuses following year end for services during 2017. The target bonus amounts were set by the Committee in March 2017 as follows: Mr. Elich, $800,000; Mr. Vaughn, $400,000; Mr. Blotz, $400,000; Mr. Kramer, $300,000; and Ms. Gould, $300,000. Of the total bonus opportunity, 75% was awarded under the Company's Annual Cash Incentive Award Plan based on achievement of objective corporate performance goals selected by the Committee from among the goals approved by the Company's stockholders in 2014. The other 25% of the total bonus opportunity was reserved for award in the Committee's discretion based on its subjective assessment of each officer's performance during 2017.

Achievement above or below established target levels for the corporate financial metrics results in an upward or downward adjustment in the cash incentive amount payable for corporate level goals. The adjustment is calculated based on a defined factor (2.5% for 2017) multiplied by the percentage by which the actual achievement of a given metric is above or below the target level. If the Company fails to achieve a specified financial target at the 80% level or above, no part of the cash incentive associated with that metric is earned. The maximum cash incentive payable is 200% of the target amount.  An executive must remain employed by the Company through the date of the Committee's determination of performance to be eligible to receive annual cash incentive payouts.

In March 2017, the Compensation Committee had determined that the corporate portion of the annual cash incentive would be based 50% on achievement of earnings before interest, taxes, depreciation, and amortization ("EBITDA") and 50% on achievement of gross billings.  At its meeting on March 28, 2018, the Committee reviewed the Company's financial results for 2017 and concluded that growth in gross billings in 2017 was 12.95%, compared to the target goal of 16% established by the Committee in March 2017.  Therefore, the Committee determined that the corporate goal for gross billings had not been attained at the minimum threshold level of 80%, such that no target bonus amounts tied to that goal were payable to the Company's executive officers. The Committee then determined that growth in EBITDA for 2017 was 23.6%, compared to the target goal of 14% established by the Committee in March 2017.  Therefore, the corporate EBITDA goal had been achieved at 168% of the target goal.  With the 2.5% adjustment for each percentage point above the 100% level, the multiplier factor was 270%, subject to the maximum payout of 200% of the target award.  The actual cash incentive payouts are shown in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table below.

The Committee turned to a discussion of potential discretionary bonuses for the Company's executive officers.  The Committee noted that the Company's failure to attain the 2017 gross billings goal was attributable in part to a decline in revenue growth from same customer sales, over which the Company has no control.  It also concluded that revenue growth would have been affected more severely had the Company not achieved a net addition of approximately 700 new clients during 2017.  Material changes in the workers' compensation claims handling process instituted by the executive team early in 2017 also resulted in positive financial results in the second half of the year.  Based on these factors, as well as the executive team's successful adoption of a number of structural business improvements, the Committee approved discretionary bonuses in the full target amounts.  The discretionary bonuses paid in 2017 are shown in the "Bonus" column in the Summary Compensation Table below.

Long-Term Equity Incentive Compensation

The Committee continued its practice of making annual grants of restricted stock units ("RSUs") and performance share awards to the Company's executive officers under the Company's 2015 Stock Incentive Plan in 2017.  The Committee determined that the target dollar value of the awards, based on the closing sale price of the Common Stock on the date of grant, should be equal to 170% of annual base salary for Mr. Elich and 130% of annual base salary for the other executive officers.  The target dollar value of equity grants for the CEO position was thus pegged at between the 25th and 50th percentiles shown for the Company's peer group in the Mercer survey data. The Committee determined that the RSU grants would equal 75% of the total dollar value and the target level of performance shares would be equal to 25% of the total dollar value.  The equity grants in 2017 are shown in the "Grants of Plan-Based Awards for the Year Ended December 31, 2017" table below. The Committee believes that RSUs provide a more immediate opportunity to receive an ownership stake in the Company than stock options. The RSU grants are intended to serve as a significant incentive aligning the long-term interests of the executive team with the interests of the Company's stockholders. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments.

The vesting of performance share awards is conditioned on attaining specified target cumulative amounts of gross billings, EBITDA, and net income for the three-year period ending December 31, 2019, based on a compound annual growth rate of 16.5% for gross billings and 14.5% for EBITDA and net income. The target dollar levels of performance shares granted on March 30, 2017, were: Mr. Elich, $340,000; Mr. Vaughn, $162,500; Mr. Blotz, $162,500; Mr. Kramer, $130,000; and Ms. Gould, $130,000, with one-third of the performance shares tied to achievement of each of the three financial metrics. Target award amounts are subject to upward or downward adjustment by 2.5% for each one percent by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% of the target level or more than 140% of the target level. If achievement is below the 80% level, no part of the target award tied to that financial metric would be paid. At the 80% level, 50% of the target award for the related financial metric would be paid. The maximum payout is 200% of a target award.

Deferred Compensation Plan

In early 2017, at the recommendation of our CEO and CFO, the Committee began considering the adoption of a nonqualified deferred compensation plan for our executive team and other senior managers to provide participants with the ability to increase savings for retirement or other personal goals on a tax-deferred basis.  Following discussion of the concept and review of final plan documents, the Committee recommended that the Board adopt the Barrett Business Services, Inc. Nonqualified Deferred Compensation Plan effective July 1, 2017.  Under the plan, participants are permitted to defer receipt for income tax purposes of up to 90% of salary, as well as up to 100% of any incentive bonus. Deferred amounts are credited to each participant's account and adjusted to reflect amounts of income, gain or loss as if the amounts credited to such accounts had been invested in investment funds designated under the plan and selected by the participant.  The Committee also approved the establishment of a Rabbi trust under which compensation deferred at the election of participants is deposited in trust and held separately from the Company's other assets, subject to the claims of the Company's creditors in the event of its bankruptcy or insolvency.  Although the Company does not make matching contributions under the plan, RSUs that cliff vest five years following the grant date are awarded each January 1 and July 1, with a dollar value equal to 35% of the amount deferred into a participant's account during the preceding six months, up to a maximum value of $75,000 per year.  Additional information about the plan is included under "Nonqualified Deferred Compensation" below.

Retirement Benefits

Employees, including executive officers, may participate in the Company's 401(k) defined contribution plan. The Company matches each employee's contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $10,800. All executive officers participated in the 401(k) plan in 2017.

Change in Control Employment Agreements

The Company has entered into agreements with its executive officers that provide for severance benefits in the event that the officer's employment is terminated by the Company without cause (as defined) or by the officer for good reason (as defined) following a change in control of the Company, as described in greater detail under "Potential Payments upon Certain Terminations Following a Change in Control" below. The Committee approved the agreements with the goal of providing the Company's stockholders with greater assurance of stability within senior management.

Death Benefit Agreements

The Company has also entered into agreements with its executive officers that provide, in the event of the executive officer's death, for the Company to make a lump sum payment to the executive officer's designated beneficiary. These agreements are discussed in more detail under "Potential Payments upon Death or Termination for Disability" below.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for income tax purposes for compensation paid to our named executive officers to $1,000,000 per person. Prior to the enactment of the Tax Cuts and Jobs Act by Congress in late 2017, performance-based compensation that met the requirements of Section 162(m) and regulations thereunder was excluded from the limit. This exception was repealed on a prospective basis. Accordingly, subject to certain limitations, effective with the 2018 tax year, all compensation paid to a named executive officer or other covered employee in excess of $1,000,000 will be non-deductible, other than qualifying performance-based compensation paid under written binding agreements in effect as of November 2, 2017.

Peer Group and Survey Data for Comparison Purposes. For several years, the Committee has retained Mercer, a nationally recognized compensation consultant, to provide advice to the Committee regarding the structure and implementation of the Company's executive compensation program.  In the fall of 2016, the Committee asked Mercer to prepare an updated analysis of executive compensation data for all executive officer positions.  In consultation with the Committee, Mercer developed an updated peer group for purposes of comparing the Company's executive compensation with similarly sized companies in the human resources and employment services and related industries.

Members of the peer group included:

• CDI Corp.	• KForce Inc.
• CEB Inc.	• Korn/Ferry International
• CBIZ Inc.	• Mistras Group Inc.
• GP Strategies Corp.	• Navigant Consulting Inc.
• Heidrick & Struggles Inc.	• On Assignment Inc.
• Hill International Inc.	• Resources Connection Inc.

• Huron Consulting Group Inc. • ICF International Inc.	• Volt Info Sciences Inc. • Wageworks Inc.

The peer group was developed in consultation with Mercer without consideration of individual company compensation practices, and no company was included or excluded from the peer group due to paying above-average or below-average compensation.

Based on its analysis of the peer group and survey data, Mercer advised that the Company’s base salary levels for all executive officer positions except CFO were only slightly above the 25th percentile for its peer group and that total cash compensation was at the 40th percentile. Accordingly, in November 2016 the Committee approved annual base salary increases for 2017 of approximately 25% for all executive officer positions other than CFO, bringing target cash compensation up to the 50th percentile compared to the Company’s peer group.

Summary Compensation Table

The following table sets forth information regarding compensation received by the persons serving as executive officers of the Company during 2017.

Name and Principal Position	Year	Salary	Bonus(3)	Stock Awards(4)	Stock Options(5)	Non-Equity Incentive Plan Compensation(6)	Non-Qualified Deferred Compensation Earnings	All Other Compensation(7)	Total Compensation
Michael L. Elich	2017	$800,000	$200,000	$1,019,991	$—	$600,000	$—	$10,800	$2,630,791
President and Chief	2016	650,000	350,000	1,592,000	—	176,470	—	10,600	2,779,070
Executive Officer	2015	650,000	—	778,000	215,200	—	—	10,600	1,653,800

Gary E. Kramer(1)	2017	$400,000	$75,000	$389,973	$—	$225,000	$233	$4,154	$1,094,360
Chief Financial	2016	153,846	223,844	1,337,100	—	39,391	—	19,006	1,773,187
Officer

Gregory R. Vaughn	2017	$500,000	$100,000	$487,481	$—	$300,000	$3,425	$10,800	$1,401,706
Chief Operating	2016	400,000	175,000	597,000	—	88,235	—	10,600	1,270,835
Officer — Corporate	2015	400,000	75,250	389,000	107,600	228,375	—	10,600	1,210,825
Operations

Gerald R. Blotz	2017	$500,000	$100,000	$487,481	$—	$300,000	$—	$10,800	$1,398,281
Chief Operating	2016	400,000	175,000	597,000	—	88,235	—	10,600	1,270,835
Officer — Field	2015	400,000	75,250	389,000	107,600	228,375	—	10,600	1,210,825
Operations

Heather E. Gould(2)	2017	$400,000	$75,000	$389,973	$—	$225,000	$131	$9,231	$1,099,335
Chief Strategy
Officer

(1)	Mr. Kramer became an employee of the Company on August 1, 2016, and was appointed Chief Financial Officer effective August 10, 2016.

(2)     Ms. Gould was appointed as an executive officer effective January 6, 2017.

(3)

The amounts shown represent discretionary cash bonuses awarded by the Compensation Committee. Additional information regarding the Company's annual cash bonus program appears under the subheading "Compensation Discussion and Analysis" above.

(4)

Includes the grant date fair value of RSUs granted to executive officers under the Company's 2015 Stock Incentive Plan (the "2015 Plan") using the closing price of the Common Stock on the grant date. Each RSU represents a contingent right to receive one share of Common Stock.  Additional details regarding the terms of the RSU awards are described below under "Incentive Compensation." Additionally, includes the grant date fair value of awards of performance shares under the 2015 Plan, which reflects the assessment of probable achievement of performance conditions on the date of grant of 0% in 2017. The actual value to be received pursuant to these stock awards is dependent on the degree to which company-wide performance goals are met over three-year performance cycles. The value of the 2017 performance share awards at the grant date, assuming the highest level of achievement, was as follows: Mr. Elich, $680,000; Mr. Kramer, $260,000; Mr. Vaughn, $330,000; Mr. Blotz, $330,000; and Ms. Gould, $260,000.

(5)

The amounts shown represent the grant date fair value of employee stock options under the Company's 2009 Stock Incentive Plan. The actual value to be received pursuant to the option awards is dependent on the appreciation in our stock price prior to the exercise or expiration of the options. Additional details regarding the terms of outstanding stock options held by the named executive officers are described below under "Incentive Compensation." The fair value of stock option awards as determined under the Black-Scholes option-pricing model was estimated using the following weighted-average assumptions:

2015
Expected volatility	48.7%
Risk free interest rate	1.4%
Expected dividend yield	2.9%
Expected term	6.3 years
Weighted average fair value per share	$10.76

(6)

Amounts shown represent performance-based cash bonuses paid pursuant to the Company's Annual Cash Incentive Award Plan (the "Cash Incentive Plan") during the years shown. Additional information regarding awards under the program appears under the subheadings "Compensation Discussion and Analysis" above and "Incentive Compensation" below.

(7)	Amounts shown for 2017 represent employer contributions to the 401(k) plan. No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during 2017.

Incentive Compensation

The following table sets forth information regarding awards under the Cash Incentive Plan and the 2015 Plan to the named executive officers during the year ended December 31, 2017.

Grants of Plan-Based Awards for the Year Ended December 31, 2017

		Approval	Estimated potential payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock
Name	Grant Date	Date	Threshold(1)	Target(1)	Maximum(1)	Threshold(2)	Target(2)	Maximum(2)	(#)(3)	Awards(4)
Michael L. Elich	03/30/2017	—	$300,000	$600,000	$1,200,000	—	—	—	—	—
	03/30/2017	—	—	—	—	3,182	6,365	12,729	—	—
	07/01/2017	06/09/2017	—	—	—	—	—	—	17,804	$1,019,991

Gary E. Kramer	03/30/2017	—	$112,500	$225,000	$450,000	—	—	—	—	—
	03/30/2017	—	—	—	—	1,216	2,434	4,867	—	—
	07/01/2017	06/09/2017	—	—	—	—	—	—	6,807	$389,973

Gregory R. Vaughn	03/30/2017	—	$150,000	$300,000	$600,000	—	—	—	—	—
	03/30/2017	—	—	—	—	1,520	3,042	6,083	—	—
	07/01/2017	06/09/2017	—	—	—	—	—	—	8,509	$487,481

Gerald R. Blotz	03/30/2017	—	$150,000	$300,000	$600,000	—	—	—	—	—
	03/30/2017	—	—	—	—	1,520	3,042	6,083	—	—
	07/01/2017	06/09/2017	—	—	—	—	—	—	8,509	$487,481

Heather E. Gould	03/30/2017	—	$112,500	$225,000	$450,000	—	—	—	—	—
	03/30/2017	—	—	—	—	1,216	2,434	4,867	—	—
	07/01/2017	06/09/2017	—	—	—	—	—	—	6,807	$389,973

(1)

Represents the potential annual non-discretionary cash incentive payouts under the Cash Incentive Plan based on the level of achievement of corporate performance goals as described under "Compensation Discussion and Analysis" above. The target amounts were payable if the overall achievement level was 100%. For each percentage point that achievement of the goal falls above or below the target level in a particular year, the bonus amount attributable to that goal is increased or reduced by 2.5%; provided the maximum bonus is 200% of target and no amounts are payable for achievement below 80% of the target level. Actual cash incentive payments are shown in the Summary Compensation Table above.

(2)

Represents the number of shares subject to performance share awards under the 2015 Plan, all or a portion of which will vest on the date that the Compensation Committee determines the level of attainment of specified performance goals for the three years ending December 31, 2019, as described under "Compensation Discussion and Analysis" above. Upon vesting, the awards will be settled in shares of Common Stock. The performance share awards are tied to target levels of gross billings, EBITDA, and net income, weighted equally. Target award amounts are subject to upward or downward adjustment by 2.5% for each 1% by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% or more than 140% of the target level.  If achievement is below the 80% level, no part of the target award tied to that financial metric is paid.

(3)

Reflects the grant of RSUs under the 2015 Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments beginning on the one-year anniversary of the grant date, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment by reason of disability.

(4)

The amounts shown represent the grant date fair value of  RSUs based on the closing sale price of the Common Stock on the grant date. No value was recognized for equity incentive plan awards (performance shares) based on the assessment of the probable outcome of the specified performance conditions on the grant date.

Stock Vested During 2017

The following table provides information regarding vesting of RSUs during 2017 with respect to our named executive officers.  No options were exercised by our executive officers during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Elich	25,000	$1,441,250
Gary E. Kramer	7,500	372,750
Gregory R. Vaughn	11,250	648,563
Gerald R. Blotz	10,689	619,944
Heather E. Gould	3,052	177,440

The table below provides information regarding outstanding stock options, RSUs and performance shares held by the named executive officers at the end of 2017.

Outstanding Equity Awards at December 31, 2017

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(#)	Number of Securities Underlying Unexercised Options: Unexercisable(#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13)
Michael L. Elich	10,000	—		$13.38	3/04/2020	5,000	(3)	$322,450	3,182	(12)	$205,207
	56,250	18,750	(1)	$16.53	4/06/2021	10,000	(4)	$644,900	—		—
	10,000	10,000	(2)	$29.99	2/01/2025	30,000	(5)	$1,934,700	—		—
	—	—		—	—	17,804	(6)	$1,148,180	—		—

Gary E. Kramer	—	—		—	—	22,500	(7)	$1,451,025	1,216	(12)	$78,420
	—	—		—	—	6,807	(6)	$438,983	—		—

Gregory R. Vaughn	20,000	—		$11.08	1/16/2019	2,500	(3)	$161,225	1,520	(12)	$98,025
	10,000	—		$13.38	3/04/2020	5,000	(4)	$322,450	—		—
	37,500	12,500	(1)	$16.53	4/06/2021	11,250	(5)	$725,513	—		—
	5,000	5,000	(2)	$29.99	2/01/2025	8,509	(6)	$548,745	—		—

Gerald R. Blotz	1,250	—		$13.75	4/12/2020	1,939	(8)	$125,046	1,520	(12)	$98,025
	3,750	—		$15.03	4/13/2021	2,500	(3)	$161,225	—		—
	3,750	—		$17.55	3/07/2022	5,000	(4)	$322,450	—		—
	5,000	5,000	(2)	$29.99	2/01/2025	11,250	(5)	$725,513	—		—
						8,509	(6)	$548,745	—		—

Heather E. Gould	—	—		—	—	300	(9)	$19,347	1,216	(12)	$78,420
	—	—		—	—	500	(10)	$32,245	—		—
	—	—		—	—	7,500	(11)	$483,675	—		—
	—	—		—	—	6,807	(6)	$438,983	—		—

(1)	The options vest in two equal annual installments beginning on April 6, 2018.

(2)	The options vest in two equal annual installments beginning on February 2, 2018.

(3)	The unvested RSUs vest on July 1, 2018.

(4)	The unvested RSUs vest in two equal installments on July 1, 2018, and 2019.

(5)	The unvested RSUs vest in three equal annual installments beginning July 1, 2018.

(6)	The unvested RSUs vest in four equal annual installments beginning on July 1, 2018.

(7)	The unvested RSUs vest in three equal annual installments beginning on August 11, 2018.

(8)	The unvested RSUs vest on May 2, 2018.

(9)	The unvested RSUs vest on February 13, 2018.

(10)	The unvested RSUs vest in two equal installments on February 2, 2018, and 2019.

(11)	The unvested RSUs vest in three equal annual installments beginning July 14, 2018.

(12)     Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of gross billings, EBITDA and net income for the three years ending December 31, 2019. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of performance shares and will be payable no later than April 30, 2020.

(13)	Based on the $64.49 closing sale price per share of the Company's Common Stock on the last trading day of 2017.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of Common Stock that may be issued upon exercise of stock options, warrants, and rights under the Company's equity compensation plans and arrangements as of December 31, 2017. See "Grants of Plan-Based Awards for the Year Ended December 31, 2017" and "Outstanding Equity Awards at December 31, 2017" above and Note 10 of Notes to Consolidated Financial Statements in Item 15 of our 2017 Form 10-K for additional information.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights		B. Weighted-average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders
Stock options	292,400	(1)	$17.99	656,883	(4)
Restricted stock units	234,383	(2)	—	—
Performance shares	54,120	(3)	—	—
Equity compensation plans or arrangements not approved by stockholders	—		—	—
Total	580,903			656,883

(1)

Represents shares underlying stock options granted under the Company's 1993 Stock Incentive Plan, 2003 Stock Incentive Plan, 2009 Stock Incentive Plan (the "2009 Plan") and 2015 Stock Incentive Plan (the "2015 Plan").

(2)	Represents unvested RSUs granted under the 2009 Plan and 2015 Plan. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(3)

Includes 19,491 shares issuable under performance share awards granted in 2016 under the 2015 Plan, based on the dollar value of such awards, assuming achievement of specified corporate performance goals at the maximum level, and the closing sale price of the Company's Common Stock on December 31, 2017, $64.49 per share. Also includes 34,629 shares issuable under performance share awards granted in 2017 under the 2015

Plan, assuming achievement of specified corporate performance goals at the maximum level. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(4)

Future awards under the 2015 Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, dividend equivalents, stock awards, or other stock-based awards.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of our CEO for 2017, our last completed fiscal year:

•	The annual total compensation of our CEO was $2,630,791.

•	The median of the annual total compensation of all of our employees other than our CEO (based on our median employee identified under the methodology described below) was $96,421.

•	The resulting ratio of our CEO's annual total compensation to the annual total compensation of our median employee is 27 to 1.

The pay ratio stated above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records.  The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio stated above.

We completed the following steps to identify the median of the annual total compensation of our employees and to determine the annual total compensation of our median employee and CEO:

•

On December 22, 2017, the date we used to determine the employees to be included in our ratio calculation, our employee population consisted of approximately 691 individuals, including full-time, part-time, temporary, and seasonal employees employed on that date.

•

The employee number excludes the employees of our professional employer services ("PEO") clients, because our PEO clients determine the compensation of their employees.  Similarly, the number excludes our temporary staffing employees who work at our customers' job sites, because the compensation paid to such employees is established by our customer's order.

•

To find the median of the annual total compensation of  the individuals (other than our CEO) in our employee population as described above, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the fiscal year 2017. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 22, 2017 but who did not work for us the entire year. No full-time equivalent adjustments were made.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.

•

After identifying the median employee, we added together all of the elements of that employee’s compensation for calendar year 2017 in accordance with the requirements applicable to calculating annual total compensation for purposes of the Summary Compensation Table above.

For the annual total compensation of our CEO, we used the amount reported for our CEO in the "Total" column for 2017 in the Summary Compensation Table above.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation received by the persons serving as executive officers of the Company during 2017.

Name	Executive Contributions in 2017 (1)	BBSI Contributions in 2017	Aggregate Earnings in 2017 (2)	Aggregate Balance at 12/31/2017
Mike Elich	$—	$—	$—	$—
Gary Kramer	5,500	—	233	5,733
Greg Vaughn	74,038	—	3,425	77,463
Gerald Blotz	—	—	—	—
Heather Gould	3,385	—	131	3,516

(1)	Amounts are also included in the Salary column of the Summary Compensation Table above.

(2)	Amounts are also included in the Non-Qualified Deferred Compensation Earnings column in the Summary Compensation Table above.

On July 1, 2017, the Barrett Business Services, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) was established, in which upper management, including executive officers, are eligible to participate. Key features of the Plan are as follows:

•	Deferrals. Participants may make an advance election to defer up to 90 percent of their annual base salary and 100 percent of annual cash performance and discretionary bonuses.

•	Vesting. Participants are immediately vested in credits for their contributions and related earnings.

•

Form of Payment. Plan participants may make elections regarding distribution of their vested account balance in accordance with the terms and conditions set forth in the Plan.  The payment may be in a lump sum on a specified date at least one year following the end of the period in which the deferred amount was earned (an "in-service distribution") or on the first business day of the seventh month following separation from service.  Alternatively, for in-service distributions or distributions following retirement at or after age 60 with at least 10 years of service, the distribution may be paid in 10 equal annual installments. A lump-sum distribution will be made 60 days following death or disability. Distributions are also permitted in the event of an unforeseeable emergency.  Subsequent deferral elections with respect to deferred amounts are also permitted.

•

Earnings on Account Balances. Plan participants may allocate the amounts deferred into their accounts under the Plan among 20 investment fund alternatives offered by the Company. Investment instructions may be submitted on any business day.  Hypothetical gains and losses are credited to participant accounts based on their investment elections. The following table shows investment fund alternatives selected by Plan participants during 2017 and annualized returns for each investment alternative for 2017:

Fund	Performance
Delaware Small Cap Value R6	12.2%
MFS Value Fund Class - R6	17.9%
PGIM Investments Total Return Bond Q	6.7%
Amer Funds: EuroPacific Growth R6	31.2%
American Balanced R6	15.8%
RidgeWorth Ceredex Mid-Cap Value Equity Fund Class	12.0%
T. Rowe Price Blue Chip Growth Fund	36.6%
Vanguard Total Bond Mkt Index-Admrl	3.6%
Vanguard 500 Index Admiral	21.8%
Vanguard Target Retirement 2050	21.4%
Vanguard Target Retirement 2040	20.7%
Vanguard Growth Index Fund Admiral Shares	27.8%
Vanguard Mid Cap Index (Adm)	19.3%
Vanguard Small Cap Growth Index Admiral	21.9%
Vanguard Small-Cap Value Index Admiral	11.8%
Vanguard Target Retirement 2030	17.5%
Vanguard Target Retirement Income	8.5%
Vanguard Developed Markets Index Admiral	26.4%
Vanguard Target Retirement 2020	14.1%
Vanguard Value Index Fund Admiral Shares	17.1%

The Company does not make matching contributions to the Plan based on participants' deferrals.  However, as an incentive to participate in the Plan and as a retention tool, the Committee approved the automatic award of RSUs each January 1 and July 1 to participants in the Plan based on the fair market value of a share on the grant date, with a total dollar value equal to 35% of the amount deferred into the participant's account under the Plan during the preceding six months. The grant date fair value of RSUs awarded to a single participant in conjunction with the Plan is limited to $75,000 in a calendar year.  The restriction period for RSUs awarded in connection with the Plan will expire, and the RSUs will vest in full, on the fifth anniversary of the grant date, so long as the participant continues to be an employee of the Company on the vesting date.  Vesting of the RSUs will be accelerated if the participant ceases to be an employee by reason of death or disability or in the event of a change in control of the Company.  RSUs that do not vest on or before the expiration of the restriction period are forfeited.  No RSUs were granted under the Plan during 2017.

Potential Payments upon Certain Terminations Following a Change in Control

The Company has entered into Change in Control Employment Agreements (the "CIC Agreements") with Messrs. Elich, Vaughn, Blotz, Kramer, and Ms. Gould. The CIC Agreements provide for compensation in the form of a severance payment in the event that the executive officer's employment is terminated following a change in control of the Company.

Under the CIC Agreements, if employment is terminated by the Company (other than for cause, death or disability), or by the executive for good reason, within 12 months following a change in control, the executive will be entitled to receive an amount equal to three times the sum of (x) his or her annual base salary plus (y) target annual cash bonus, in a lump sum within 30 days after termination. If payment of these benefits would result in an "excess parachute payment" as defined in Code Section 280G, such payments shall be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999.

Brief summaries of the definitions of certain terms used in the CIC Agreements are set forth below.

"Change in control" means:

•	The acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s outstanding voting securities;
•	A change in the composition of the Board during any 12-month period such that the incumbent directors cease to constitute at least a majority of the Board, with certain exceptions;
•	Completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all the assets of the Company, with certain exceptions; or
•	Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

"Cause" means:

•	The willful failure to comply with any of the Company’s material and lawful policies or standards, subject to certain notice requirements;
•	The material breach of the confidentiality provisions of the agreement;
•	The willful and material failure to perform the duties of the officer’s position, subject to certain notice requirements;
•	Embezzlement, theft, larceny, fraud, or other material acts of dishonesty; or
•	Conviction of or entry of a plea of guilty or nolo contendere to a felony.

"Good reason," for purposes of an executive’s termination of his or her employment with the Company following a change in control, means:

•	The executive experiences a material adverse change in his or her authority, duties, or responsibilities;
•

A material change in the executive’s supervisor, including reporting to a successor board of directors of which fewer than half of the members were directors of the Company immediately prior to the change in control or, for Messrs. Blotz and Vaughn, if Mr. Elich ceases to be Chief Executive Officer for reasons other than cause, death or disability;

•	The executive’s base compensation (salary or target annual cash bonus) is reduced;
•	The executive is transferred to a location more than 50 miles from the present location;
•	The successor company does not agree to perform under the agreement; or
•	The Company does not comply with the material terms of the agreement.

All outstanding stock options and RSUs held by the executives will also become exercisable or vested in full following a change in control of the Company, whether or not the executive’s employment is terminated.

Each of our executives has entered into a separate non-competition agreement under which he or she has agreed not to become an owner, stockholder, partner, officer, or employee of a business that is engaged in or competes with the Company in any geographic area in which the Company has done business during the three months preceding termination of employment, and not to solicit the Company's customers or employees, for a period of 18 months after the executive is no longer employed by the Company.

The following table shows potential pay-outs under the CIC Agreements as of December 31, 2017, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2017, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and RSUs(2)	Total
Michael L. Elich	$3,519,731	$5,294,480	$8,814,211
Gary E. Kramer	$738,157	$1,890,008	$2,628,165
Gregory R. Vaughn	$2,099,191	$2,529,933	$4,629,124
Gerald R. Blotz	$1,730,660	$2,055,479	$3,786,139
Heather E. Gould	$376,401	$947,250	$1,323,651

(1)

Equal to three times the sum of the executive's annual base salary level at December 31, 2017, and the target cash incentive bonus for 2017, reduced to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G. The amounts shown reflect elimination of the cash severance due to these reductions as follows: Mr. Elich $1,280,269; Mr. Kramer, $1,361,843; Mr. Vaughn, $600,809; Mr. Blotz, $969,340; and Ms. Gould, $1,723,599.

(2)

Reflects the market value of unvested RSUs plus the difference (the "spread") between the closing sale price of the Common Stock on The Nasdaq Stock Market on the last trading day of 2017, $64.49 per share, and the per share exercise price for unvested options. See "Outstanding Equity Awards at December 31, 2017" above for additional information.

Potential Payments upon Death or Termination for Disability

The Company has entered into Death Benefit Agreements with each of our executive officers. Under each agreement, the Company will make a lump sum payment to the executive officer’s designated beneficiary within 60 days after the date of death. Benefit payments for Mr. Elich would be $1,300,000, and for the other executive officers would be $800,000. The benefit would be forfeited upon an executive officer’s termination of employment with the Company for any reason other than death.

A death benefit will be payable solely out of the general assets of the Company, which may include funds received from life insurance policies on the executive officers put in place by the Company. No death benefit will be payable under an agreement if the executive officer’s death occurs under circumstances causing the policy amount not to be paid in full.

In addition to the Death Benefit Agreements, all RSUs and stock options that are unvested at an executive officer's death or termination of employment by reason of disability will immediately vest in full. The value of unvested RSUs and stock options held by the named executive officers at December 31, 2017, is shown above under the subheading "Potential Payments upon Certain Terminations Following a Change in Control."

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers. The Compensation Committee has reviewed the section headed "Compensation Discussion and Analysis" and has discussed its contents with members of the Company's management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed "Compensation Discussion and Analysis" be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and the Company's proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors:

James B. Hicks, Ph.D., Chair
Thomas B. Cusick
Jon L. Justesen

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Under the charter of the Audit Committee, the committee must determine whether or not to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed in the Company's proxy statement. Under the Company's Code of Business Conduct, directors must disclose any personal interest in any transaction with the Company or to be considered by the Board to the Audit Committee. Directors are not permitted to participate in any decision by the Board in which there is a conflict between their personal interests and the Company's interests. In reviewing a proposed transaction with a related person, the Audit Committee will consider whether the transaction is fair to and in the interests of the Company and its stockholders.

Indemnification of Directors and Officers

As disclosed under “Litigation Involving Directors and Officers” above, certain of our directors and officers have been involved in certain legal proceedings brought against the Company. Under Maryland law, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation shall be indemnified by the corporation against reasonable expenses incurred in connection with the proceeding if the person is successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, a corporation is permitted to indemnify such persons against liability incurred in a proceeding, with certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services. As authorized by Maryland law, our charter provides that the Company shall indemnify each of its officers and directors to the fullest extent legally permissible against all liabilities, losses, judgments, penalties, fines, settlements, and reasonable expenses (including attorney fees) incurred or suffered by any such person by reason of or arising from the fact that such person is or was an officer or director. We have also entered into indemnification agreements with each of our directors, and certain of our current and former officers.

As the legal representation of our directors other than Michael Elich is currently combined with the legal representation of the Company, we have not advanced or reimbursed expenses of any of our individual directors other than Michael Elich under our indemnification obligations to date. During 2017, the Company advanced amounts covered by invoices received from separate counsel for Messrs. Elich and Vaughn, as well as James D. Miller, our former Chief Financial Officer, as follows: Mr. Elich, $111,000; Mr. Vaughn, $1,000; and Mr. Miller, $280,000.

MATTERS RELATING TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Deloitte & Touche LLP ("Deloitte") was the Company's independent registered public accounting firm with respect to its audited financial statements for the year ended December 31, 2017. The Company expects representatives of Deloitte to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

On June 3, 2016, at the direction of the Audit Committee, the Company issued a request for proposal for audit services for the second half of the 2016 fiscal year (the "RFP") to a number of independent registered public accounting firms, including the Company's then current independent registered public accounting firm, Moss Adams LLP. On July 27, 2016, Moss Adams notified the Company in writing that Moss Adams had decided not to participate in the RFP process and therefore declined to stand for re-appointment as the Company's independent registered public accounting firm. The Company's engagement of Moss Adams ended following the filing of the Company's report on Form 10-Q for the quarter ended June 30, 2016.

On September 16, 2016, the Company appointed Deloitte as the Company's new principal independent registered public accounting firm. The Audit Committee directed the engagement process and made the final decision to engage Deloitte. Deloitte served in this capacity for the 2016 and 2017 audits of the Company’s annual financial statements. The Audit Committee is confirming its selection of the independent registered public accounting firm for 2018.

Fees Paid to Principal Independent Registered Public Accounting Firm

The following fees were billed by Deloitte for professional services rendered to the Company in fiscal 2016 and 2017.

	2016	2017
Audit Fees(1)	$2,790,000	$2,048,000
Audit-Related Fees(2)	$2,000	$2,000
Tax Fees	—	—
All Other Fees	—	—

(1)

Consists of fees for professional services for the audit of the Company and its subsidiaries’ annual financial statements for the years shown and for review of financial statements included in the Company’s quarterly reports on Form 10-Q.

(2)	Consists of fees for US GAAP accounting research tools.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company's independent registered public accounting firm (the "independent auditors"), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company's Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC's rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

Audit Committee Report

In discharging its responsibilities, the Audit Committee and its individual members met with management and with the Company's independent auditors, Deloitte, to review the audit process and the Company's accounting functions and to review and discuss the Company's audited financial statements for the year ended December 31, 2017. In addition, the Audit Committee discussed various matters with Deloitte related to the Company's consolidated financial statements, including critical accounting policies and practices, and the Company's internal control over financial reporting. The Audit Committee also received the written disclosures and the letter from Deloitte required by Rule 3526, "Communication with Audit Committees Concerning Independence," issued by the Public Company Accounting Oversight Board, and has discussed with Deloitte its independence from the Company and management and any matters that may affect their objectivity and independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by the Audit and Compliance Committee of the Board of Directors:

Thomas B. Cusick, Chair
James B. Hicks, Ph.D.
Anthony Meeker

OTHER MATTERS

Management knows of no matters to be brought before the Annual Meeting other than the election of directors, the amendment of our Charter, and the advisory vote to approve our executive compensation.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted by e-mail to bod@bbsihq.com. All directors have access to this e-mail address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring e-mails to the Board (or its members or committees) and for forwarding messages as appropriate.

Stockholder communications sent by regular mail to the attention of the Board (or to individual directors or committees) will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board's (or such other intended recipient's) responsibilities or are otherwise inappropriate or frivolous.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2019

Stockholder proposals submitted for inclusion in the Company's proxy materials for the annual meeting of stockholders to be held in 2019 (the "2019 annual meeting") must be received by the Company by December 28, 2018. Any such proposal should comply with the SEC's rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to Corporate Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662.

Notice of any stockholder proposal that is intended to be presented directly at the 2019 annual meeting of stockholders but not included in the Company's proxy materials, as well as any nominations of persons for election as a director to be presented by a stockholder at the 2019 annual meeting, must be submitted in accordance with the notice procedures specified in Section 1.11 of the Company's Bylaws and received at the Company's principal executive offices at the address listed above no earlier than December 28, 2018, and no later than January 27, 2019.

April 27, 2018	BARRETT BUSINESS SERVICES, INC.

.   MMMMMMMMMMMM    BARRETT BUSINESS   MMMMMMMMM    SERVICES, INC.   IMPORTANT ANNUAL MEETING INFORMATION 000004    ENDORSEMENT_LINE______________ SACKPACK_____________   MR ASAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6   Using a black ink pen, mark your votes with an X as shown in   X  this example. Please do not write outside the designated areas.   MMMMMMMMMMMMMMM  C123456789   000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext   Electronic Voting Instructions  Available 24 hours a day, 7 days a week!   Instead of mailing your proxy, you may choose one of the voting  methods outlined below to vote your proxy.   VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.   Proxies submitted by the Internet or telephone must be received by  11:59 PM, Eastern Time, on May 29, 2018.  Vote by Internet   • Go to www.investorvote.com/BBSI  •Or scan the QR code with your smartphone  •Follow the steps outlined on the secure website  Vote by telephone   •Call toll free 1-800-652-VOTE (8683) within the USA, US territories &  Canada on a touch tone telephone  •Follow the instructions provided by the recorded message  Annual Meeting Proxy Card 1234 5678 9012 345  •  IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.•    A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Items 2 and 3.   1.To elect seven directors to a one-year term.  For Against Abstain For Against Abstain For Against Abstain   +   01 - Thomas J. Carley    02 - Michael L. Elich    03 - James B. Hicks, Ph.D.   04 - Thomas B. Cusick   05 - Jon L. Justesen   06 - Anthony Meeker    07 - Vincent P.Price   For Against Abstain   2.Amendment of our Charter to permit our stockholders to  amend our Bylaws.  3.Advisory vote to approve executive compensation.  B Non-Voting Items  Change of Address —Please print new address below. Comments— Please print your comments below.   C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below  NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.   Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    MR A SAMPLE (THIS AREA IS SET UPTOACCOMMODATE   C 1234567890 JNT   140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND  MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND  1UPX 3747451 MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND   MMMMMMM  +   02TQQC

.   Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the  2017 Annual Report to Stockholders are available at:http://shareholdermaterial.com/bbsi   •  IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.•    Proxy — BARRETT BUSINESS SERVICES, INC.   Annual Meeting of Stockholders — May 30, 2018   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS   The undersigned hereby appoints Michael L. Elich and Jon L. Justesen, and each of them, with power to act without the other and with power of substitution,  as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of  Barrett Business Services, Inc., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come  before the Annual Meeting of Stockholders of the company to be held on Wednesday, May 30, 2018, at 1:00 p.m., or at any adjournment or postponement  thereof, with all powers which the undersigned would possess if present at the Meeting.   THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2018 NOTICE OF ANNUAL MEETING AND ACCOMPANYING PROXY STATEMENT AND  2017 ANNUAL REPORT TO STOCKHOLDERS AND REVOKES ALL PRIOR PROXIES FOR SAID MEETING.   This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no directions are indicated, the proxies will vote  FOR all of the nominees listed on Proposal 1, and FOR Proposals 2 and 3.   In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any  adjournments or postponements thereof.   (Continued and to be marked, dated and signed, on the other side)